Exhibit 10.4

AMENDMENT TWO TO JOINT VENTURE TERMINATION AGREEMENT

Tills Amendment Two to Joint Venture Termination Agreement (this "Amendment") is made as of January 8, 2016 (the "Effective Date"), by and between Cytori Therapeutics, Inc., a Delaware corporation ("Cytori"), and Olympus Corporation, a corporation organized and existing under the laws of Japan ("Olympus").

WHEREAS, Cytori and Olympus previous entered into that Joint Venture Termination Agreement dated May 8, 2013, by and between Olympus and Cytori as amended by Amendment One to Joint Venture Agreement dated as of April 30, 2015 (the "Agreement"); and

WHEREAS, Cytori and Olympus agree to amend Section 2.4 of the Agreement to correct a clerical error in the calculation of the payment to be made by Cytori on or before May 8, 2016.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Cytori and Olympus agree as follows:

AMENDMENTS:

A.	Section 2.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

"2.4
(a) Total Purchase Price. Cytori and Olympus agree that Cytori shall pay a Total Purchase Price of USD $6 million to Olympus on or before May 8, 2016 in the manner as provided in Section 2.5 of the Agreement and herein. Cytori and Olympus recognize and agree that Cytori has previously paid and shall receive a full credit for payments made toward the Total Purchase Price in the total amount of $2,826,151. The parties hereby agree that the balance of the Total Purchase Price owed by Cytori as of the Effective Date of this Amendment and due on or before May 8, 2016 is USD $3,[73,849, which shall be payable in the following installment payments. Interest calculated at 6% per annum on the balance of the Total Purchase Price shall accrue beginning on May 9, 2015, and shall be payable in the same manner that each of the installment payments set forth below are payable. Accrued interest shall be payable on the date of the last principal payment:

$1,000,000 USD principal, payable on or prior to May 8, 2015;
$500,000 USD principal, payable on or prior to September 30, 2015;
$500,000 USD principal, payable on or prior to December 31,2015;
$500,000 USD principal, payable on or prior to March 31,2016; and
$773,849 USD principal and accrued interest, payable on or prior to May 8, 2016.

GENERAL TERMS:

1	This Amendment shall enter into force as of the Effective Date.

2	All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

3	Except as otherwise expressly provided herein, the Agreement shall otherwise remain in full force and effect.

4
This Amendment, together with the Agreement (to the extent not amended hereby) and all exhibits thereto and references therein, constitute the entire agreement among the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter herein.

5
Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

6	This Amendment may not be altered, amended or modified in any way unless done so in accordance with the Agreement.

7
This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument, and such counterparts may be delivered electronically by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Two to Joint Venture Termination Agreement to be duly executed by their respective duly authorized signatories as of the Effective Date.

OLYMPUS CORPORATION		CYTORI THERAPEUTICS INC.

By:	/s/ Mamoru Kaneko	By:	/s/ Tiago Girão

Name:		Name:
Mamoru Kaneko		Tiago Girão

Title:		Title:
General Manager		Chief Financial Officer